BRADLEY PHARMACEUTICALS, INC.
                           CONDENSED CONSOLIDATED
                          STATEMENTS OF CASH FLOWS
                               (UNAUDITED)

                                                  Six Months Ended
                                                      June 30,
                                              ------------------------
                                                2000            1999
                                              ---------       --------


Cash flows from operating activities:
Net income (loss)                          $ (4,487,479)   $    649,168
Adjustments to reconcile net income
   (loss) to net cash	provided by
   operating activities
      Depreciation & amortization               482,077         639,050
      Loss on sale of fixed assets                -               6,905
      Writeoff of deferred loan costs             -              90,000
      Loss due to impairment of asset         3,897,000           -
      Noncash compensation and
         consulting services                      3,594          14,992
      Changes in operating assets
         and liabilities
            Accounts receivable               1,657,800         974,549
            Inventory and prepaid
               samples and materials            255,882         197,319
            Prepaid expenses and other           12,063        (272,956)
            Accounts payable                    118,879          55,890
            Accrued expenses                   (478,300)       (819,953)
            Accrued (prepaid) income tax       (533,822)        184,428
                                            ------------    ------------
Net cash provided by operating activities       927,694       1,719,392
                                            ------------    ------------

Cash flows from investing activities:
   Investments in trademarks, and
      other intangible assets                   (18,377)        (50,979)
   Purchase of property & equipment             (11,855)       (128,901)
   Proceeds from sale of fixed assets              -            109,910
                                            ------------    ------------

Net cash used in
   investing activities                         (30,232)        (69,970)
                                            ------------    ------------


Cash flows from financing activities:
   Payment of long-term debt                   (189,404)        (21,667)
   Revolving credit line, net                  (955,136)     (1,711,909)
   Proceeds from exercise of stock options        3,437           -
   Purchase of treasury shares, net              66,864        (552,878)
                                            ------------    ------------

Net cash used in financing activities        (1,074,239)     (2,286,454)
                                            ------------    ------------

Decrease in cash and cash equivalents          (176,777)       (637,032)

Cash and cash equivalents at beginning
   of period                                    385,640       1,417,746
                                            ------------    ------------

Cash and cash equivalents at end of
   period                                 $     208,863   $     780,714
                                            ============    ============







                                (Continued)
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